FINAL

AGENCY AGREEMENT

THIS AGREEMENT dated the 31st day of August, 2009, is made

BETWEEN

ADIRA ENERGY CORP.

(the “Corporation”);

AND

SANDFIRE SECURITIES INC.

(“Sandfire”).

WHEREAS:

The Corporation wishes to privately place with purchasers Units having an aggregate principal amount of at least $2,000,000 or such lesser amount as approved by the Corporation;

The Corporation wishes to appoint the Agent to distribute the Units, and the Agent is willing to accept such appointment on the terms and conditions of this Agreement;

The Corporation has entered into a securities exchange agreement (the “Acquisition Agreement”) with AMG Oil Ltd. (“AMG”) dated August 4, 2009, whereby AMG will acquire all of the issued and outstanding shares in the capital of the Corporation (referred to herein as the “Acquisition”);

THE PARTIES to this Agreement therefore agree as follows:

1.	Definitions, Interpretation and Schedules

	(a)	Definitions: Whenever used in this Agreement:

		(i)	“Acceleration Date” has the meaning defined in 5(e) of this Agreement;

		(ii)	“Acquisition” means the acquisition of all of the issued and outstanding shares in the capital of the Corporation by AMG pursuant to the Acquisition Agreement;

(iii)

“Acquisition Agreement” means the securities exchange agreement between the Corporation and AMG dated August 4, 2009, whereby AMG will acquire all of the issued and outstanding shares in the capital of the Corporation;

		(iv)	“Adira Properties” means the approximately 125.7 km2 in the Hula Valley located in Northern Israel subject to the License;

(v)	“Agent” means Sandfire and any other member of the selling group that may be formed for the Offering;

(vi)

“Agent’s Fee” means the fee payable pursuant to subsection 8(a) of this Agreement by the Corporation to the Agent equal to 7% of the aggregate Purchase Price for the Offered Securities sold by the Agent in the Offering;

(vii)	“Agreement” means this agreement, including the schedules attached hereto, as amended or supplemented from time to time;

(viii)	“AMG” means AMG Oil Ltd., a corporation existing under the laws of Canada and includes any successor corporation thereto;

(ix)

“Ancillary Documents” means all agreements, indentures, certificates and documents executed and delivered, or to be executed and delivered, by the Corporation or AMG, as the case may be, in connection with the transactions contemplated by this Agreement, the Acquisition Agreement or the Subscription Agreements and includes the Subscription Agreements;

(x)	“Broker Shares” means the Common Shares which will be issued upon the exercise of the Broker Warrants;

(xi)

“Broker Warrants” means the warrants which will entitle the Agent to subscribe for a number of Common Shares equal to 7% of the number of Offered Securities sold by the Agent, each Broker Warrant entitling the holder to acquire one Common Share at a price of $0.25 per Common Share for a period of twenty four months following the Closing Date;

(xii)	“Business Day” means a day which is not a Saturday, Sunday or a statutory or civic holiday in the City of Toronto, Ontario;

(xiii)	“Closing” means the closing of the Offering, which shall occur immediately before the closing of the Acquisition;

(xiv)	“Closing Date” means August 31, 2009 or such other date as the Corporation and the Agent may mutually agree upon;

(xv)	“Closing Time” means 1:30 p.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Corporation and the Agent may mutually agree upon;

(xvi)	“Common Shares” means the common shares which the Corporation is authorized to issue as constituted on the date hereof;

(xvii)	“Corporation” means Adira Energy Corp., a corporation existing under the laws of Ontario and includes any successor corporation thereto;

(xviii)	“Escrow Agent” means Aird & Berlis, LLP, counsel to the Corporation;

(xix)	“Escrowed Certificates” means the certificates representing the Offered Securities and Broker Warrants;

(xx)

“Information” means all information regarding the Corporation prepared by the Corporation and provided or accessible to the Agent, if any, and includes but is not limited to, all press releases and corporate information of the Corporation;

(xxi)	“License” means the “Eitan” Petroleum License covering the Adira Properties issued by the Israeli Ministry of National Infrastructures to the Corporation in December 2008;

(xxii)	“Net Proceeds” has the meaning defined in subsection 5(a) of this Agreement;

(xxiii)	“Offered Securities” means at least 8,000,000 Units or such lesser amount as approved by the Corporation, the Corporation is offering for sale through the Agent;

(xxiv)	“Offering” means the offering for sale by the Corporation on a private placement basis of the Offered Securities;

(xxv)	“Offering Jurisdictions” means the provinces of British Columbia, Alberta and Ontario;

(xxvi)

“Ontario Act” means the Securities Act (Ontario) and the regulations thereunder, together with the instruments, policies, rules, orders, codes, notices and interpretation notes of the Ontario Securities Commission, as amended, supplemented or replaced from time to time;

(xxvii)

“OTCBB” means the Over-The-Counter Bulletin Board a regulated electronic trading service in the United States offered by the National Association of Securities Dealers that shows real-time quotes, last-sale prices and volume information for over-the-counter equity securities;

(xxviii)

“Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of any nature or kind whatsoever;

(xxix)	“Purchase Price” means the price to be paid by the Purchasers for each Offered Security under the Offering, being $0.25 per Offered Security;

(xxx)	“Purchasers” means the purchasers of the Offered Securities collectively;

(xxxi)	“Sandfire” means Sandfire Securities Inc.;

(xxxii)	“SEC” means the U.S. Securities and Exchange Commission;

(xxxiii)

“Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the securities regulatory authorities of, the applicable jurisdiction or jurisdictions collectively;

(xxxiv)

“Subscription Agreements” means the subscription agreement to be entered into between the Corporation and each of the Purchasers with respect to the purchase of the Offered Securities, collectively; and

(xxxv)	“Success Fee” means the CAD$10,000 payable to Sandfire on Closing pursuant to subsection 8(c) of this Agreement;

(xxxvi)	“Successor” means AMG or the successor entity entity resulting from the Acquisition;

(xxxvii)	“Successor Broker Warrants” has the meaning defined in subsection 5(f) of this Agreement;

(xxxviii)	“Successor Common Shares” has the meaning defined in subsection 5(e) of this Agreement;

(xxxix)	“Successor Units” has the meaning defined in subsection 5(e) of this Agreement;

(xl)	“Successor Warrants” has the meaning defined in subsection 5(e) of this Agreement;

(xli)	“Unit” means one Common Share and one half of one Warrant;

(xlii)	“U.S.” or “United States” means the United States of America;

(xliii)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(xliv)	“Warrant” means a common share purchase warrant exercisable into one Common Share at an exercise price of $0.50 per Common Share for a period of two years from the Closing Date.

(b)

Other Defined Terms: Whenever used in this Agreement, the words and terms “affiliate”, “associate”, “material fact”, “material change”, “misrepresentation”, “officer” and “subsidiary” shall have the meaning given to such word or term in the Ontario Act unless specifically provided otherwise herein.

(c)

Plural and Gender: Whenever used in this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and neuter.

(d)	Currency: All references to monetary amounts in this Agreement are to lawful money of the United States.

2.	The Offering

The Offering is for at least 8,000,000 Units or such lesser amount as approved by the Corporation.

3.	The Agent

(a)

Sale on Exempt Basis: The Agent shall offer for sale and sell the Offered Securities in the Offering Jurisdictions and, subject to applicable law, outside Canada (other than the United States) in compliance with the Securities Laws and only to such Persons and in such manner so that, pursuant to the provisions of the Securities Laws, no prospectus or offering memorandum or other similar document need be filed with, or delivered to, any securities commission of the Offering Jurisdictions or other similar regulatory authority in connection therewith. The Agent shall notify the Corporation with respect to the identity and jurisdiction of residence of each Purchaser as soon as practicable and in any event not later than one Business Day prior to the Closing Date.

(b)

Selling Group: The Corporation agrees that, subject to the consent of the Corporation, such consent not to be unreasonably withheld, Sandfire has the right to invite one or more securities dealers to form a selling group to participate in finding purchasers for the Offered Securities. The Corporation grants all of the rights and benefits of this Agreement to any securities dealer who is a member of any selling group and appoints Sandfire as trustee of such rights and benefits for all such securities dealers, and Sandfire hereby accepts such trust and agrees to hold such rights and benefits for and on behalf of all such securities dealers. Sandfire shall ensure that any securities dealer who is a member of any selling group formed pursuant to the provisions of this subsection 3(b) or with whom Sandfire has a contractual relationship with respect to the Offering, if any, agrees with Sandfire to comply with the covenants and obligations given by the Agent herein.

(c)

Covenants, Representations and Warranties of the Agent: The Agent covenants with the Corporation that (i) it will comply with the Securities Laws of the Offering Jurisdictions in which it solicits or procures subscriptions for Offered Securities in connection with the Offering, (ii) it will not solicit or procure subscriptions for Offered Securities so as to require the registration thereof or the filing of a prospectus with respect thereto under the laws of any jurisdiction, (iii) it will obtain from each Purchaser an executed Subscription Agreement in a form acceptable to the Corporation and the Agent, acting reasonably, and (iv) it is acquiring any securities of the Corporation which it is entitled to, or may elect to, receive hereunder as principal and is an “accredited investor” as defined in National Instrument 45-106 of the Canadian Securities Administrators. The Agent represents and warrants that: (i) it is, and, to the best of its knowledge, all members of any selling group formed by it are, qualified to so act in the Offering Jurisdictions in which it solicited or procured subscriptions for the Offered Securities; (ii) it, and to the best of its knowledge after due enquiry, each member of any such selling group, is registered under the Ontario Act and is registered or exempt from registration under the securities legislation in any jurisdiction in which it solicited or procured subscriptions, as applicable, as a dealer in an appropriate category; and (iii) it, and to the best of its knowledge after due inquiry, each member of any selling group, has not engaged in or authorized, and will not engage in or authorized, any form of general solicitation or general advertising in connection with or in respect of the offering in any newspaper, magazine, private media of general and regular paid circulation or any similar medium, or broadcast over the radio or television or by means of the internet or otherwise or conducted any seminar or meeting concerning the offering whose attendees have been invited by any general solicitation or general advertising.

(d)

Filings: The Corporation undertakes to file or cause to be filed all forms and undertakings required to be filed by the Corporation in connection with the Offering so that the distribution of the Offered Securities may lawfully occur in the Offering Jurisdictions without the necessity of filing a prospectus or an offering memorandum in Canada and the Agent undertakes to use its commercially reasonable efforts to cause the Purchasers of the Offered Securities to complete (and it shall be a condition of closing in favour of the Corporation that the Purchasers complete and deliver to the Corporation) any forms and undertakings required by the Securities Laws of the Offering Jurisdictions. All fees payable in connection with such filings shall be at the expense of the Corporation.

(e)

No Offering Memorandum: Neither the Corporation nor the Agent shall (i) provide to prospective purchasers of Offered Securities any document or other material that would constitute an offering memorandum within the meaning of the Securities Laws of the Offering Jurisdictions or (ii) engage in any form of general solicitation or general advertising in connection with the offer and sale of the Offered Securities, including but not limited to, causing the sale of the Offered Securities to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display or the Internet, or otherwise, or conduct any seminar or meeting relating to any offer and sale of the Offered Securities whose attendees have been invited by a general solicitation or general advertising.

4.	Due Diligence

The Corporation hereby represents and warrants, to the best of its knowledge, that the Information and all documentation, correspondence and information provided directly to Sandfire by the Corporation and its legal counsel, advisors and agents in the course of Sandfire’s due diligence investigation of the Corporation are true, accurate and contain no misstatements of any material fact or omit any information required to make such materials not misleading and no material information has been omitted from the disclosure provided to Sandfire by the Corporation.

5.	Escrow & Exchange

(a)

On the Closing Date, the Agent will deliver the gross proceeds from the sale of the Units less the Agent’s Fee, the Success Fee, in the case of Sandfire, and expenses payable under subsection 13 of this Agreement (the “Net Proceeds”) to the Escrow Agent and the Corporation will deliver the Escrow Certificates to the Escrow Agent.

	(b)	The Escrow Agent will hold the Net Proceeds and the Escrow Certificates until it receives the direction from the Agent pursuant to subsection 5(c) of this Agreement.

	(c)	The Agent will provide a direction to the Escrow Agent to release the Net Proceeds upon receipt by the Agent of confirmation of fulfillment of all of the conditions to the closing of the Acquisition.

	(d)	Upon receipt of the direction of the Agent as described in subsection 5(c), the Escrow Agent will release to the Corporation the Escrow Certificates and the Net Proceeds held in escrow.

(e)

The Units will then be exchanged for units (the “Successor Units”) in AMG, concurrent with the closing of the Acquisition. Each subscriber will receive one Successor Unit for each Unit purchased in the Offering. The Successor Units will be comprised of one common share in capital of the Successor (“Successor Common Share”) and one half of one warrant to purchase Successor Common Shares (each whole warrant a “Successor Warrant”). Each Successor Warrant shall be exercisable into one Successor Common Share at an exercise price of $0.50 per Successor Common Share for a period of two years from the Closing Date. The Successor Warrants shall contain acceleration provisions such that, in the event that the weighted average trading price of the shares of the Successor listed on an exchange exceeds $1.00 per Successor Common Share for a period of 20 consecutive trading days (the 20th day of such trading period, the “Acceleration Date”) the expiry date of the Successor Warrants shall be accelerated to that date which is 30 days after the Acceleration Date.

(f)

The Broker Warrants will also be exchanged for warrants to acquire common shares in the Successor upon completion of the Acquisition on the same terms and conditions as the Broker Warrants (the “Successor Broker Warrants”).

6.	Deliveries By Closing Time

By the Closing Time:

(a)

all actions required to be taken by or on behalf of the Corporation including, without limitation, the passing of all required resolutions of the directors, including committees of the directors, and shareholders of the Corporation, shall have occurred in order to complete the transactions contemplated by this Agreement, including, without limitation, to execute and perform its obligations under the Acquisition Agreement, to issue the Offered Securities sold in the Offering, to create and issue the Broker Warrants and to allot and reserve the Common Shares issuable upon exercise of the Broker Warrants, and a certified copy of all such resolutions shall have been delivered by the Corporation to the Agent;

	(b)	the Corporation shall have delivered or caused to be delivered to the Agent:

(i)

a favourable legal opinion dated the Closing Date of counsel to the Corporation, who may rely on opinions of local counsel acceptable to the Agent, addressed to, among others, the Agent and the Purchasers satisfactory in form and substance to counsel to the Agent, acting reasonably, to the effect that:

			(A)	the Corporation is a corporation existing under the laws of its jurisdiction of incorporation and has not been dissolved;

			(B)	the Corporation has all requisite corporate capacity, power and authority to own and operate its property and assets and to carry on its business as now conducted by it;

(C)

the Corporation has all requisite corporate capacity, power and authority to make the Offering and to execute and deliver this Agreement, the Acquisition Agreement and the Ancillary Documents, including the certificates representing the Broker Warrants, and to perform all of its obligations contemplated thereunder, including the issue of the Common Shares issuable upon the exercise of the Broker Warrants;

(D)

as at the Closing Date, immediately prior to the completion of the Offering, the authorized capital of the Corporation consists of an unlimited number of Common Shares, of which, 31,200,001 Common Shares were issued and outstanding;

(E)

the execution and delivery of this Agreement and the Ancillary Documents, including the certificate representing the Broker Warrants and the performance by the Corporation of its obligations thereunder, including the issue of the Common Shares issuable upon the exercise of the Broker Shares do not and will not result in a breach of, and do not and will not conflict with, any of the terms, conditions or provisions of the constating documents of the Corporation or the resolutions of the directors or shareholders of the Corporation;

(F)

all necessary corporate action has been taken by the Corporation to authorize the execution and delivery of this Agreement and each of the Ancillary Documents, including the certificates representing the Broker Warrants and the completion of the Offering and this Agreement and each of the Ancillary Documents, including the certificate representing the Broker Warrants has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable in accordance with its terms (subject to the usual qualifications);

(G)

all necessary corporate action has been taken by the Corporation to authorize the allotment and issue of the Offered Securities the creation, allotment and issue of the Broker Warrants and the Common Shares issuable upon the due exercise of the Broker Warrants have been allotted and reserved for issuance by the Corporation and, when issued in accordance with the due exercise of the Broker Warrants, such Common Shares shall be issued as fully-paid and non-assessable shares of the Corporation;

(H)

the offering, issuance and sale of the Offered Securities and the Broker Warrants have been effected in such a manner as to be exempt, either by statute or regulation or order, from the prospectus and, if applicable, registration requirements of the Offering Jurisdictions, and no documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations of regulatory authorities obtained under applicable securities legislation in connection therewith (subject to advice with respect to filing private placement forms and paying requisite filing fees);

(I)

no prospectus or registration will be required and no documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations of regulatory authorities obtained under applicable securities legislation in connection with the issuance of the Common Shares upon the exercise of the Broker Warrants (subject to the usual filings, if any);

(J)

the Offered Securities, the Broker Warrants and the Common Shares issuable upon exercise of the Broker Warrants will be subject to a statutory hold period in Canada of four months and one day commencing from the date that the Corporation becomes a reporting issuer in any province or territory of Canada (subject to the usual qualifications);

(K)

the certificates representing the Common Shares, Warrants and the Broker Warrants have been approved by the directors of the Corporation and comply with applicable law, including any necessary legends; and

(L)	such other matters as the Agent or counsel for the Agent may reasonably require;

(ii)

a favourable legal opinion dated the Closing Date of counsel to the Corporation, addressed to the Agent, in form and substance satisfactory to the Agent and its counsel, acting reasonably with respect to title to the Adira Properties;

(iii)

a certificate dated the Closing Date signed by an appropriate officer of the Corporation and addressed to, among others, the Agent with respect to the articles and by-laws of the Corporation, the resolutions of the directors and shareholders, if any, of the Corporation and any other corporate action taken relating to this Agreement, the Acquisition Agreement and the Ancillary Documents and with respect to such other matters as the Agent may reasonably request and including specimen signatures of the signing officers of the Corporation;

(iv)

a technical report covering the Adira Properties, however, such technical report need not be prepared in compliance with National Instrument 51- 101 – Standards of Disclosure for Oil & Gas Activities of the Canadian Securities Administrators;

(v)	definitive certificates representing the Offered Securities registered in the names of the Purchasers or in such other name or names as the Purchasers or the Agent may direct;

(vi)	a definitive certificate representing the Broker Warrants registered in the name of the Agent or in such other name as the Agent may direct; and

(vii)	such further documents as may be contemplated by this Agreement or as the Agent may reasonably require;

all in form and substance satisfactory to the Agent; and

(c)	the Corporation shall have caused to be delivered to the Agent:

(i)

a favourable legal opinion dated the Closing Date of counsel to AMG, who may rely on opinions of local counsel acceptable to the Agent, addressed to, among others, the Agent and the Purchasers satisfactory in form and substance to counsel to the Agent, acting reasonably, to the effect that:

(A)	AMG is a corporation existing under the laws of its jurisdiction of incorporation and has not been dissolved;

(B)

as at the Closing Date, immediately prior to the completion of the Acquisition, the authorized capital of AMG consists of 100,000,000 common shares, of which, 23,200,000 common shares were issued and outstanding;

(C)

all necessary corporate action has been taken by AMG to authorize the execution and delivery of the Acquisition Agreement and the Acquisition Agreement has been duly authorized, executed and delivered by AMG and constitutes a legal, valid and binding obligation of AMG, enforceable in accordance with its terms (subject to the usual qualifications);

(D)

all necessary corporate action has been taken by AMG to authorize the allotment and issue of the Successor Units the creation, allotment and issue of the Successor Broker Warrants and the Successor Common Shares issuable upon the due exercise of the Successor Broker Warrants have been allotted and reserved for issuance by AMG and, when issued in accordance with the due exercise of the Successor Broker Warrants, such Successor Common Shares shall be issued as fully-paid and non-assessable shares of the Successor; and

(E)	such other matters as the Agent or counsel for the Agent may reasonably require;

(ii)

a certificate dated the Closing Date signed by an appropriate officer of AMG with respect to the resolutions of the directors and shareholders, if any, of AMG and any other corporate action taken relating to this Agreement, the Acquisition Agreement and the Ancillary Documents and with respect to such other matters as the Agent may reasonably request;

(iii)

definitive certificates representing the Successor Common Shares and Successor Warrants registered in the names of the Purchasers or in such other name or names as the Purchasers or the Agent may direct;

(iv)	a definitive certificate representing the Successor Broker Warrants registered in the name of the Agent or in such other name as the Agent may direct; and

(v)	such further documents as may be contemplated by this Agreement or as the Agent may reasonably require;

all in form and substance satisfactory to the Agent; and

(d)	the Agent shall have delivered or cause to be delivered to the Corporation.

(i)

payment of the aggregate gross Purchase Price for the Offered Securities sold in the Offering less (i) the Agent’s Fee as provided in section 8 of this Agreement, (ii) the Success Fee as provided in section 8 of this Agreement and (iii) the expenses (including legal expenses) payable by the Corporation to the Agent as provided in section 13 of this Agreement, by certified cheque or bank draft payable to the Corporation or as the Corporation may otherwise direct in writing against delivery by the Corporation to the Agent of a receipt for the net proceeds of the Offering; and

(ii) such further documents as may be contemplated by this Agreement or as the Corporation may reasonably require;

all in form and substance satisfactory to the Corporation.

7.	Closing

	(a)	Closing: The Closing shall be completed immediately before the closing of the Acquisition at the offices of counsel for the Corporation at the Closing Time on the Closing Date.

(b)

Conditions of Closing: The following are conditions precedent to the obligation of the Agent to complete the Closing, which conditions the Corporation hereby covenants and agrees to use its best efforts to fulfill within the time set out herein therefor, and which conditions may be waived in writing in whole or in part by the Agent:

(i)

the Corporation and AMG shall each have received all necessary approvals and consents, including all necessary regulatory approvals and consents required for the completion of the transaction contemplated by this Agreement and the Acquisiton Agreement, all in a form satisfactory to the Agent;

		(ii)	receipt by the Agent of the documents set forth in section 6 of this Agreement to be delivered to the Agent;

(iii)

the representations and warranties of the Corporation contained herein being true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby;

		(iv)	the Corporation having complied with all covenants, and satisfied all terms and conditions, contained herein to be complied with and satisfied by the Corporation at or prior to the Closing Time; and

(v)	the Agent not having previously terminated the obligations thereof pursuant to this Agreement.

8.	Fee

(a)

Commission: In consideration of the Agent agreeing to act as Agent of the Corporation in respect of the Offering, and in consideration of the services performed and to be performed by the Agent in connection therewith, the Corporation shall pay to the Agent or as the Agent may otherwise direct at the Closing Time against receipt of payment of the purchase price for the Offered Securities sold by the Agent in the Offering, the Agent’s Fee equal to 7% of the aggregate Purchase Price for such Offered Securities. .

(b)

Broker Warrants: In addition to the Agent’s Fee payable to the Agent pursuant to subsection 8(a) above, as additional consideration for the services performed and to be performed by the Agent hereunder, the Corporation shall issue to the Agent or as the Agent may otherwise direct at the Closing Time the Broker Warrants, in form and substance satisfactory to the Agent.

(c) Success Fee: At the Closing Time, the Corporation shall also pay to Sandfire, or as Sandfire may otherwise direct at the Closing Time, a Success Fee of CAD$10,000.

9.	Representations and Warranties

The Corporation hereby represents and warrants to the Agent and the Pruchasers, and acknowledges that the Agent and the Purchasers are relying upon these representations and warranties in completing the Closing, as follows:

(a)

The execution of this Agreement and the offering for sale and distribution by the Agent of the Offered Securities in accordance with the terms of this Agreement and the Subscription Agreement will be exempt from the prospectus requirements of the Securities Laws of the Offering Jurisdictions.

(b)

All necessary corporate action has been taken, or prior to the Closing Date will have been taken, to authorize the allotment, issue and sale of, and the delivery of certificates representing, the Offered Securities and, upon payment of the requisite consideration therefor, the Offered Securities will be validly issued as fully paid and non-assessable.

(c)

The Corporation has all requisite corporate power and authority to create and issue the Broker Warrants and to enter into, execute and deliver and to carry out the obligations thereof under the certificate representing the Broker Warrants. All necessary corporate action has been taken by the Corporation to authorize the issue of the Broker Warrants in accordance with the terms and conditions hereof and, when issued, the Broker Warrants will be validly issued. The certificate representing the Broker Warrants will constitute a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with the terms thereof.

(d)

The Agent and the Purchasers shall be entitled to rely on the representations, warranties and covenants made by the Corporation to AMG and AMG to the Corporation in the Acquisition Agreement and shall survive the Closing and shall continue in full force and effect for the benefit of the Agent and the Purchasers in accordance with the terms of the Acquisition Agreement. The representations, warranties and covenants made by the Corporation to AMG and AMG to the Corporation in the Acquisition Agreement are hereby incorporated by reference such that they form an integral part of this Agreement.

10.	Covenants of the Corporation

(a)

Consents and Approvals: The Corporation covenants and agrees with the Agent, and acknowledges that such covenants are also being provided for the benefit of the Purchasers, that the Corporation and AMG will:

		(i)	obtain, to the extent necessary, regulatory consents for the Offering and Acquisition on such terms as are mutually acceptable to the Agent, the Corporation and AMG, acting reasonably; and

(ii)

make all necessary filings and obtain all other necessary regulatory and other consents and approvals required in connection with the transactions contemplated by this Agreement and the Acquisition Agreement.

	(b)	The Corporation: The Corporation hereby covenants and agrees with the Agent, and acknowledges that such covenants are also being provided for the benefit of the Purchasers, that the Corporation will:

(i)

fulfill all legal requirements to permit the issue, offering and sale of the Offered Securities and the issue of the Broker Warrants, including, without limitation, compliance with the Securities Laws of the Offering Jurisdictions to enable the Offered Securities to be offered for sale and sold without the necessity of filing a prospectus in the Offering Jurisdictions; and

(ii)

in a timely manner following the Closing Date, file such documents as may be required under the Securities Laws of the Offering Jurisdictions relating to the offering of the Offered Securities which, without limiting the generality of the foregoing, shall include a Form 45-106F1 as prescribed by National Instrument 45-106 – Prospectus and Registration Exemptions of the Canadian Securities Administrators.

(iii)

cause AMG to fulfill all legal requirements to permit the Acquisition and the issue of the Successor Broker Warrants, including, without limitation, compliance with the Securities Laws of the United States to enable the Successor Units and Successor Broker Warrants to be distributed without the necessity of filing a prospectus, registration statement or similar documents with the SEC; and

(iv)

in a timely manner following the Closing Date, file such documents as may be required under the Securities Laws of the United States relating to the Acquisition which, without limiting the generality of the foregoing, shall include a Form 20F as prescribed by the U.S. Securities Act.

11.	Termination

(a)

The Corporation agrees that all terms and conditions in this Agreement to be fulfilled at or prior to the Closing Time shall be construed as conditions and complied with so far as the same relate to acts to be performed or caused to be performed by it, that it will use its best efforts to cause such conditions to be complied with, and any breach or failure by the Corporation to comply with any of such conditions shall entitle the Agent, at its option, to terminate its obligations under this Agreement (and the obligations of any Purchasers arranged by it to purchase Offered Secuirities whether or not they have executed Subscription Agreements) by notice to that effect given to the Corporation at or prior to the Closing Time. The Agent may waive, in whole or in part, or extend the time for compliance with, any terms and conditions of this Agreement without prejudice to their rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agent only if the same is in writing.

(b)

If at any time prior to the Closing Time there shall occur any material adverse change in the business, affairs, operations, assets, liabilities (contingent or otherwise), capital or control of the Corporation (referred to in this section 11 as the “Condition of the Corporation”), or the Agent becomes aware of any undisclosed material adverse information relating to the Corporation, or other adverse material development which, in the opinion of the Agent, acting reasonably, would have a material adverse effect on the market price of the Successor Common Shares or the marketability of the Offered Securities, then the Agent shall be entitled, at its option, to terminate its obligations under this Agreement by written notice to that effect given to the Corporation at or prior to the Closing Time.

(c)

If at any time prior to the Closing Time there should develop, occur or come into effect or existence any event, action, state, condition or occurrence of national or international consequence, including any act of terrorism, war or like event, or any law or regulation, which in the opinion of the Agent, acting reasonably, seriously adversely affects, or would seriously adversely affect the Canadian, United States or international financial markets, the Condition of the Corporation, the market price of the Successor Common Shares or the marketability of the Offered Securities, the Agent shall be entitled, at its option, to terminate its obligations under this Agreement by written notice to that effect given to the Corporation at or prior to the Closing Time.

(d)

If at any time prior to the Closing Time there shall occur any change in any of the Securities Laws, or if any enquiry, action, suit, investigation or other proceeding, whether formal or informal, in relation to the Corporation or the distribution of the Offered Securities should be instituted or any order under or pursuant to any laws or regulations of any of the Offering Jurisdictions or any other regulatory or Governmental Authority should be made or issued (except for any such order based upon the activities or alleged activities of the Agent and not of the Corporation) which, in the reasonable opinion of the Agent, operates to prevent or restrict the trading of the Successor Common Shares or the distribution of the Offered Securities or seriously adversely affects or will seriously adversely affect the market price of the Successor Common Shares or the marketability of the Offered Securities, the Agent shall be entitled, at its option, to terminate its obligations under this Agreement by written notice to that effect given to the Corporation at or prior to the Closing Time.

(e)

Any termination by the Agent pursuant to the provisions hereof shall be effected by notice in writing delivered or sent via facsimile to the Corporation at its address as herein set forth. The rights of termination contained in subsections 11(a), (b), (c) or (d) above are in addition to any other rights or remedies the Agent may have in respect of any default, misrepresentation, act or failure to act of the Corporation in respect of any matters contemplated by this Agreement. In the event of any such termination, there shall be no further liability on the part of the Corporation or the Agent except for any liability provided for in sections 12 and 13 hereof.

12.	Indemnity and Contribution

(a)

Indemnity: The Corporation (the “Indemnifier”), covenants and agrees to protect, indemnify and save harmless the Agent and each securities dealer which is a member of any selling group formed by the Agent in connection with the Offering, each of the associates and affiliates of each of them and the respective directors, officers, employees, shareholders, partners, advisors and agents of each of the Agent and each securities dealer which is a member of any selling group formed by the Agent in connection with the Offering and of each of the associates and affiliates of each of them (in this section 12 each an “Indemnified Person” and collectively the “Indemnified Persons”) from and against all losses (other than a loss of profits), claims, damages, payments, liabilities, costs, fines, penalties and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of counsel on a solicitor and his own client basis incurred obtaining advice in respect of, or in defending or settling, any such claim, action, suit or proceeding), joint or several, of whatsoever nature or kind to which an Indemnified Person may become subject or otherwise involved in any capacity under statute or common law or otherwise caused or incurred by reason of or in any way arising, directly or indirectly, from, by virtue of, or related to, enforcing the provisions of this Agreement, or:

(i)

the Agent having acted as Agent in respect of the Offering or the selling group members having acted as selling group members in respect of the Offering (other than by reason of the negligence, willful misconduct or bad faith of the Agent or the selling group members, provided that this exception shall only apply to the applicable Agent or selling group member or selling group members which have been negligent, committed willful misconduct or exercised bad faith);

(ii)

any statement or information contained in the Information which at the time and in light of the circumstances under which it was made containing or being alleged to contain a misrepresentation or being or being alleged to be untrue, false or misleading;

(iii)

the omission or alleged omission to state in the Information any material fact required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

(iv)

any order made or inquiry, investigation or proceeding commenced or threatened by any officer or official of any securities commission or authority or any other competent authority, not based upon the activities or the alleged activities of the Agent or any member of any selling group formed by the Agent in connection with the Offering;

(v)

the non-compliance or alleged non-compliance by the Indemnifier with any of the Securities Laws of the Offering Jurisdictions or any other applicable law in connection with the transactions contemplated herein;

(vi)	any negligence or willful misconduct by the Indemnifier relating to or connected with the sale by the Corporation of the Offered Securities or the Exchange pursuant to the Acquisition;

(vii)

any misrepresentation or alleged misrepresentation (except any made by the Agent or selling group members and for which the Agent did not rely on any information provided by the Indemnifier or anyone acting on its behalf, provided that this exception shall apply to the applicable Agent or selling group member or selling group members who have made such misrepresentation or alleged misrepresentation) relating to the Offering, the Offered Securities, the Acquisition or the Successor Units, whether oral or written and whether made during and in connection with the Offering or Acquisition or after the completion of the Offering and Acquisition where such misrepresentation or alleged misrepresentation may give or gives rise to any other liability under any statute in any jurisdiction which is in force on the date of this Agreement or which comes into force after that date; or

(viii)

the breach of, or default under, any term, condition, covenant or agreement of the Indemnifier made or contained herein or in any other document of the Indemnifier delivered pursuant hereto or made by the Indemnifier in connection with the sale of the Offered Securities or any representation or warranty of the Indemnifier made or contained herein or in any other document of the Indemnifier delivered pursuant hereto or in connection with the sale of the Offered Securities or the Acquisition being or being alleged to be untrue, false or misleading.

If any matter or thing contemplated by this section 12 shall be asserted against any Indemnified Person in respect of which indemnification is or might reasonably be considered to be provided hereunder, such Indemnified Person shall notify the Indemnifier as soon as possible of the nature of such claim and the Indemnifier shall be entitled, but not required, to assume the defence of any action, suit or proceeding brought to enforce such claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to the Indemnified Person and that no settlement may be made by the Indemnifier or the Indemnified Person without the prior written consent of the other of them and the Indemnifier shall not be liable for any settlement of any such claim unless it has consented in writing to such settlement.

(b)

Counsel: In any claim referred to in section 12 hereof, the Indemnified Person shall have the right to retain separate legal counsel to act on behalf of such Indemnified Person provided that the fees and disbursements of such separate legal counsel shall be paid by the Indemnified Person unless:

	(i)	the Indemnifier fails to assume the defence of such claim on behalf of the Indemnified Person within ten days of receiving notice of such claim;

	(ii)	the Indemnifier and the Indemnified Person shall have mutually agreed to the retention of such separate legal counsel; or

(iii)

the named parties to such claim (including any added, third or impleaded parties) include both the Indemnifier and the Indemnified Person and the Indemnified Person has been advised by legal counsel that representation of both the Indemnifier and the Indemnified Person by the same legal counsel would be inappropriate due to actual or potential differing interests between them;

in which event or events the fees and disbursements of such separate legal counsel shall be paid by the Indemnifier subject as hereinafter provided. Where more than one Indemnified Person is entitled to retain separate counsel in the circumstances described in this subsection 12(b), all Indemnified Persons shall be represented by one separate legal counsel and the fees and disbursements of only one separate legal counsel for all Indemnified Persons shall be paid by the Indemnifier, unless:

(iv)	the Indemnifier and the Indemnified Persons have mutually agreed to the retention of more than one legal counsel for the Indemnified Persons; or

(v)

the Indemnified Persons have or any of them has been advised in writing by legal counsel that representation of all of the Indemnified Persons by the same legal counsel would be inappropriate due to actual or potential differing interests between them.

(c)

Waiver of Right: The Indemnifier hereby waives its rights to recover contribution from the Agent and the other Indemnified Persons with respect to any liability of the Indemnifier by reason of or arising out of the indemnity provided by the Indemnifier in this section 12; provided, however, that such waiver shall not apply in respect of the Agent for any liability directly caused or incurred by reason or arising out of any information or statements relating solely to, and provided by, the Agent or any failure by the Agent in connection with the Offering to provide to Purchasers any document which the Indemnifier is required to provide to the Purchasers and which the Indemnifier has provided or made available to the Agent to forward to the Purchasers.

(d)	Contribution:

(i)

In order to provide for just and equitable contribution in circumstances in which the indemnity contained in this section 12 is, for any reason of policy or otherwise, held to be unavailable to or unenforceable by, in whole or in part, an Indemnified Person other than in accordance with the provisions of this section 12, the Indemnifier shall contribute forthwith to the aggregate losses (other than a loss of profit), claims, damages, payments, liabilities, costs, fines, penalties and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of counsel on a solicitor and his own client basis incurred obtaining advice in respect of, or in defending or settling, any such claim, action, suit or proceeding) of the nature contemplated by such indemnity incurred or paid by the Indemnified Person in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifier on the one hand and the Indemnified Person on the other hand in connection with the Offering and Acquisition but also the relative fault of the Indemnifier on the one hand and the Indemnified Person on the other hand in connection with the matters, things and actions which resulted in such losses, claims, damages, payments, liabilities, costs, fines, penalties or expenses as well as any other relevant equitable considerations or, if such allocation is not permitted by applicable law, in such proportion so that the Indemnified Person shall be responsible for the proportion represented by the percentage that the Agent’s Fee per Offered Security bears to the Purchase Price and Indemnifier shall be responsible for the balance, whether or not they are a party to the same or separate claims; provided, however, that no Person who has engaged in any dishonesty, fraud, fraudulent misrepresentation, negligence or wilful default shall be entitled to contribution from any Person who has not engaged in any dishonesty, fraud, fraudulent misrepresentation, negligence or wilful default and further provided that in no event shall the Agent be responsible for any amount in excess of the Agent’s Fee, however paid, actually received from the Corporation under this Agreement and retained by the Agent. For purposes of this subsection 12(d), relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact relates to information supplied by the Indemnifier on the one hand or the Agent on the other hand and the relevant intent, knowledge, access to information and opportunity to correct or prevent any such untrue statement or omission of the Indemnifier and the Indemnified Person.

(ii)

In the event that the Indemnifier is held to be entitled to contribution from the Agent under the provisions of any statute or law, the Indemnifier shall be limited to such contribution in an amount not exceeding the lesser of:

	(A)	the portion of the amount of the loss or liability giving rise to such contribution for which the Agent is responsible as determined in accordance with subsection 12(d)(i) above; and

	(B)	the amount of the Agent’s Fee actually received from the Corporation under this Agreement and retained by the Agent.

(iii)

For purposes of this subsection 12(d), each party hereto shall give prompt notice to the other parties hereto of any claim, action, suit or proceeding threatened or commenced in respect of which a claim for contribution may be made under this subsection 12(d).

(e)

Held in Trust: To the extent that the indemnity contained in subsection 12(a) hereof is given in favour of a Person who is not a party to this Agreement, the Indemnifier hereby constitutes the Agent as trustee for such Person for such indemnity and the covenants given by the Indemnifier to such Person in this Agreement. The Agent hereby accepts such trust and holds such indemnity and covenants for the benefit of such Persons. The benefit of such indemnity and covenants shall be held by the Agent in trust for the Persons in favour of whom such indemnities and covenants are given and may be enforced directly by such Persons.

(f)

Indemnity re Investigations: The Indemnifier agrees that, in case any investigation is commenced in respect of the Indemnifier and/or an Indemnified Person and an Indemnified Person or its personnel are required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with or by reason of the Offering or Acquisition, the Indemnified Person shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Indemnified Person for time spent by its personnel in connection therewith at their normal per diem rates together with such disbursements and out-of-pocket expenses incurred by the personnel in connection therewith) shall be paid by the Indemnifier as they occur.

13.	Expenses

Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, all expenses of or incidental to the issue, sale, distribution and delivery of the Offered Securities and of or incidental to all matters in connection with the transactions herein set out shall be borne by the Corporation, including the reasonable fees of legal counsel for the Agent up to a maximum of CAD$10,000, plus disbursements (including applicable taxes), and the reasonable out-of-pocket expenses (including applicable taxes) of the Agent, up to a maximum of CAD$5,000, provided that such expenses have been previously approved by the Corporation.

14.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by facsimile on a Business Day to the following addresses:

(a)	in the case of the Corporation:

Adira Energy Corp.
30 St. Clair Avenue West,
Suite 901
Toronto, Ontario M4V 3A1

Attention: President Facsimile: (416) 250-6330

(b)	in the case of the Agent:

Sanfire Securities Inc.
33 Yonge Street
Suite 820
Toronto, Ontario M5E 1G4

Attention: Yaron Conforti Fascimile: (416) 216-0149

Either the Corporation or the Agent may change its address for notice by notice given in the manner aforesaid. Any such notice or other communication shall be in writing, and unless delivered to a responsible officer of the addressee, shall be given by facsimile, and shall be deemed to have been given on the day on which it was delivered or sent by facsimile.

15.	Public Announcements and Press Releases

Any public announcement or press release of the Corporation relating to the Offering will be provided in advance to Sandfire. The Corporation will agree to the form and content thereof with Sandfire prior to the release thereof and any such press release shall state that Sandfire is acting or has acted as “Lead Agent”.

16.	Miscellaneous

(a)

Agent’s Obligations: The Agent and the Corporation agree that the obligations of Sandfire and any other Agent or member of any syndicate or selling group relating to the Offering shall be several and not joint.

(b)

Governing Law: This Agreement shall be governed by and be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties hereto irrevocably attorn to the jurisdiction of the courts of such province.

	(c)	Time of Essence: Time shall be of the essence of this Agreement.

(d)

Survival: All representations, warranties, covenants and agreements of the Corporation herein contained or contained in any documents contemplated by, or delivered pursuant to, this Agreement or in connection with the purchase and sale of the Offered Securities shall survive the purchase and sale of the Offered Securities and the termination of this Agreement and shall continue in full force and effect for the benefit of the Agent for a period of two years from the Closing Date, regardless of any subsequent disposition of Offered Securities or any investigation by or on behalf of the Agent with respect thereto.

(e)

Counterparts: This Agreement may be executed by any one or more of the parties to this Agreement by facsimile or in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(f)

Entire Agreement: This Agreement constitutes the entire agreement between the Corporation and the Agent in connection with the issue and sale of the Offered Securities by the Corporation and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including, but not limited to, the engagement letter dated June 16, 2009 relating to the Offering between the Corporation and the Agent.

	(g)	Severability: If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severed from this Agreement.

[SIGNATURE PAGE FOLLOWS]

Each of the parties has executed and delivered this Agreement as of the _______ day of August, 2009.

SANDFIRE SECURITIES INC.

By:	/s/ Yaron Conforti
Name: Yaron Conforti
Title:

ADIRA ENERGY CORP.

By:	/s/ Alan Friedman
Name: Alan Friedman
Title: